UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dow, Stephen M.
   c/o Sevin Rosen Funds
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, Texas  75240
2. Issuer Name and Ticker or Trading Symbol
   ArQule, Inc.
   ("ARQL")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|1/14/2|J   | |658,113           |D  |--         |0                  |I     |By Sevin Rosen Fund IV L.P.|
1 per share                |000   |    | |                  |   |           |                   |      | (1)                       |
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Common Stock, par value $.0|1/14/2|J   | |25,713            |A  |--         |84,027             |I     |By The Dow Family Trust (2)|
1 per share                |000   |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Right to|$11.00  |     |    | |           |   |(3)  |08/14|Common Stock|7,500  |       |7,500       |D  |            |
 Buy)                 |        |     |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Option (Right-to|$17.625 |     |    | |           |   |immed|05/14|Common Stock|3,500  |       |3,500       |D  |            |
-Buy)                 |        |     |    | |           |   |iatel|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |y    |     |            |       |       |            |   |            |
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Stock Option (Right-to|$16.625 |     |    | |           |   |immed|05/14|Common Stock|3,500  |       |3,500       |D  |            |
-Buy)                 |        |     |    | |           |   |iatel|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |y    |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) This transaction represents a distribution of shares of common stock from Sevin Rosen Fund IV L.P. to its partners ("Distributed Shares"), and the subsequent distribution of Distributed Shares received by SRB
Associates IV L.P. to its partners.
(2) These shares are held by The Dow Family Trust, of which Mr. Dow and his spouse are trustees and he and members of his immediate family are
beneficiaries.
(3) This option is currently vested and
exercisable.
SIGNATURE OF REPORTING PERSON
/s/ John V Jaggers, as Atty.-in Fact for Stephen M. Dow
DATE
February 10, 2000